Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: David Garrison
Website: http://www.arthrt.com	(978) 345-5000

August 2, 2006

ARRHYTHMIA RESEARCH TECHNOLOGY, INC.

ANNOUNCES RESULTS FOR SECOND QUARTER 2006

Fitchburg, MA

Arrhythmia Research Technology, Inc. (the “Company”) (AMEX: HRT) and its wholly owned subsidiary Micron Products, Inc. (“Micron”) reported total revenue of $4,656,000 and net income of $577,000 for the quarter ended June 30, 2006 compared to total revenue of $3,424,000 and net income of $445,000 for the same quarter of 2005. Basic net income per share for the three months ended June 30, 2006 increased to $0.22 per share from $0.17 per share for the same period in 2005.

Total revenue increased by 36% in the quarter ending June 30, 2006 as compared to the same period in 2005. Net income increased by 30% and earnings per share increased by 29% for the quarter ending June 30, 2006 over the same period in 2005. Revenues for the quarter increased over the same period in the prior year for the 13th consecutive quarter.

For the six months ended June 30, 2006, total revenue of $8,925,000 and net income of $1,098,000 was achieved as compared to total revenue of $6,532,000 and net income of $874,000 for the same period in 2005. Basic net income per share for the six months ended June 30, 2006 was $0.41 as compared to $0.33 for the same period in 2005.

James E. Rouse, the Company’s President and CEO commented, “We are pleased to announce that revenues, net income and earnings per share continued to rise as a result of growth in all segments of our business. Although Micron’s silver and non-silver coated sensor product line was the largest single contributor to this growth, both the New England Molders (“NEM”) division and the Micron Integrated Technology (“MIT”) division made significant contributions as well and appear poised to improve on their contribution to overall revenue and net income in the future. Despite persistent cost pressure as a result of raw material and energy price increases we expect continued growth in revenue and net income in all segments of our business going forward.”

The Company, through its wholly owned subsidiary Micron Products Inc., produces silver plated and non-silver plated conductive resin sensors and distributes metal snaps used in the manufacturer of disposable ECG, EEG, EMS and TENS electrodes. Micron’s NEM division manufactures custom injection molded products for medical, electronic, industrial and consumer applications. Micron’s MIT division provides end-to-end product life cycle management through a comprehensive portfolio of value-added services such as design, engineering, prototyping, manufacturing, machining, assembly and packaging. The Company’s products also include proprietary signal-averaging electrocardiography (SAECG) software used in the detection of patients who may be at risk for potentially lethal arrhythmias.

For more information please visit our websites:

http://www.arthrt.com	http://www.micronproducts.com
http://www.newenglandmolders.com	http://www.micronintegrated.com

Forward-looking statements made herein are based on current expectations of the Company that involve a number of risks and uncertainties and should not be considered as guarantees of future performance. The factors that could cause actual results to differ materially include: interruptions or cancellation of existing contracts, impact of competitive products and pricing, product demand and market acceptance, risks, the presence of competitors with greater financial resources than the Company, product development and commercialization risks, changing economic conditions in developing countries, and an inability to arrange additional debt or equity financing. More information about factors that potentially could affect the Company's financial results is included in the Company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-KSB for the year ended December 31, 2005.